FS-3

ENTERGY OPERATIONS, INC.
BALANCE SHEET
ASSETS
(Unaudited)

June 30, 2004 (In Thousands)
CURRENT ASSETS
Cash and cash equivalents	$2,889
Accounts receivable:
Associated companies	22,270
Other	171
Total receivables	22,441
Materials and supplies - at average cost	82
Prepayments and other	1,322
Total	26,734

UTILITY PLANT
Electric	12,889
Construction work in progress	2,810
Total utility plant	15,699
Less - accumulated depreciation and amortization	12,154
Utility plant - net	3,545

DEFERRED DEBITS AND OTHER ASSETS
Regulatory Assets:
Other regulatory assets	5,258
Other	18,428
Total	23,686

TOTAL ASSETS	$53,965

ENTERGY OPERATIONS, INC.
BALANCE SHEET
LIABILITIES AND SHAREHOLDERS' EQUITY
(Unaudited)

June 30, 2004 (In Thousands)
CURRENT LIABILITIES
Accounts payable:
Associated companies:	$10,722
Other	28,824
Taxes accrued	2,291
Tax collections payable	2,004
Total	43,841

DEFERRED CREDITS AND OTHER LIABILITIES
Accumulated deferred investment tax credits	(2,832)
Accumulated provisions	2,733
Other	9,224
Total	9,125

SHAREHOLDERS' EQUITY
Common Stock	5
Paid-in capital	994
Retained earnings	-
Total	999

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$53,965

ENTERGY OPERATIONS, INC.
STATEMENT OF INCOME
For the Six Months Ended June 30, 2004
(Unaudited)

(In Thousands)
OPERATING REVENUES
Domestic electric	$182,299

OPERATING EXPENSES
Operation and maintenance:
Other operation and maintenance	175,456
Depreciation, amortization and decommissioning	256
Taxes other than income taxes	6,683
Total	182,395

OPERATING INCOME	(96)

OTHER INCOME
Miscellaneous - net	73

INTEREST AND OTHER CHARGES
Other interest - net	33

INCOME BEFORE INCOME TAXES	10

Income Taxes	10

NET INCOME	$ -